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                                                                  EXHIBIT 99.2


    ICH CORPORATION
    500 NORTH AKARD
    DALLAS, TEXAS 75201
    214. 954. 7111
                                                                  NEWS RELEASE

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FOR IMMEDIATE RELEASE


                     VOTING RECORD DATE ESTABLISHED FOR
                      ICH JOINT PLAN OF REORGANIZATION

     DALLAS, TX--NOVEMBER 15, 1996--The Disclosure Statement to the First Amended Joint Plan of Reorganization Under Chapter 11 proposed by ICH Corporation ("ICH"), the Official Committee of Unsecured Creditors and the Official Committee of Equity Security Holders was approved by the United States Bankruptcy Court for the Northern District of Texas, Dallas Division.

    The voting record date was established as November 15, 1996. All record holders of claims against or interests in ICH on the record date will be entitled to vote to accept or reject the Joint Plan. January 24, 1997 is set as the voting deadline and the confirmation hearing to approve the Joint Plan is scheduled to begin on January 31, 1997.

    Under the Joint Plan, all assets of ICH, other than assets valued in the aggregate at approximately $10.5 million which will remain at Reorganized ICH, will be transferred to a Creditors Trust in exchange for and in full settlement of all unsecured claims, including claims of holders of ICH's 11 1/4% Senior Subordinated Notes due 1996 and 11 1/4% Senior Subordinated Notes due 2003. Reserves are to be set aside for payment in full of all Administrative and Priority Claims. Once the assets of the Trust are liquidated, creditors are expected to receive distributions equal to approximately 96% of their claims which amount would equal approximately 99.90% of the face value of the 11 1/4 Notes.

    The assets which will remain at Reorganized ICH consist of the corporate shell of Bankers Multiple Line Insurance Company, a multiple line insurance company licensed in 50 states ("BML"), $2.5 million cash, certain real estate located in Owen County, Kentucky and miscellaneous other assets. Reorganized ICH will have the option for 90 days after the effective date of the Joint Plan to sell BML to the Trust for $5 million. Preferred stockholders will be allocated 55% of Reorganized ICH and the remaining 45% of the Reorganized ICH will be allocated to the Common stockholders.

                                   --MORE--

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    Generally, preferred stockholders will be entitled to receive 0.2 shares of Reorganized ICH Common Stock for each share of Preferred Stock held. However, given the de minimus value of ratable distributions, holders who own less than 14 shares of Preferred Stock will receive no shares of the Reorganized ICH Common Stock and holders who own between 14 to 650 shares of Preferred Stock may elect to receive a cash payment of $0.36 per share of Preferred Stock in lieu of Reorganized ICH Common Stock. Also, holders of more than 650 shares of Preferred Stock may elect to reduce their interest to 650 shares to receive a cash payment of $234 in lieu of Reorganized ICH Common Stock.

    Common stockholders entitled to receive shares of Reorganized ICH Common Stock will be issued 0.0269 shares for each share of Common Stock held. Holders who own less than 101 shares of Common Stock will receive no shares of Reorganized ICH Common Stock and holders who own between 101 and 5,000 shares of Common Stock may elect to receive a cash payment of $0.05 per share of Common Stock in lieu of receiving shares of Reorganized ICH Common Stock. Holders of more than 5,000 shares of Common Stock also may elect to reduce their interest to 5,000 shares and receive a cash payment of $250 in lieu of Reorganized ICH Common Stock.

    Effectiveness of the Joint Plan is subject to obtaining the requisite votes of classes of impaired claims against and interest in ICH and the entry of a final order of confirmation by the Bankruptcy Court.

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FOR FURTHER INFORMATION CONTACT:
Susan A. Brown (214) 954-7660